Exhibit 6.7

Offer of Employment

BARKADA

2/5/2020

Daivak Shah

daivak@gmail.com

RE: Offer of Employment, Chief Technology Officer

Dear Daivak,

On behalf of BARKADA (“Barkada” or “Company”), it is my pleasure to offer you the full-time exempt position of Chief Technology Officer (CTO).

Responsibilities

This position reports to the CEO and is responsible for making executive technology decisions on behalf of the company, including managing a technology budget and making investments to align the company with their vision for its technological needs. Specific duties are outlined in EXHIBIT A.

Compensation and Benefits

Your annualized salary will be $250,000 and will be payable semi-monthly in accordance with the Company’s standard payroll practices. Your employment Start Date is 3/2/2020. There is no specific limit to vacation days and can be used at the employee’s discretion. Employee is expected to use best judgment when vacation planning, and excessive vacation time should generally only occur when employee’s results are exceeding expectations. Because vacation time is not accrued, vacation time will not be paid at the end of employment. You will be eligible to participate in the company health insurance plan that will be established as soon as possible.

Travel and Expenses

The company will pay all reasonable travel and entertainment expenses, in accordance with the Barkada expense policy. You will submit an expense report on a monthly basis.

Stock

You will receive an equity grant of 215,000. Near your 4-year anniversary with the company, you will be eligible to receive a second stock grant. Details outlined in EXHIBIT B.

At-Will Employment

Your employment with Barkada will be at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without notice or reason. As such, the Company may modify job titles, duties, salaries and benefits from time to time as it deems necessary. The Company reserves the right to re-evaluate its employment relationship with Employee at any time and at regular intervals.

Conditions

This offer of employment is contingent upon your execution of a Non-Disclosure, NonSolicitation and Non-Competition Agreement and verification of your lawful employment status as required by the Immigration Reform and Control Act of 1986.

Acceptance of Employment

Please sign and return this letter at your earliest convenience.

Sincerely,

Austin Allison, CEO

Company Signature	Date

Employee Acknowledgment

I have reviewed the above information and accept employment in the position and under the terms and conditions as set forth above.

Employee Signature	Date

EXHIBIT A

Essential Duties

●	Initially, the primary function is to be hands on and work directly with prospective customers and team members to find/optimize Product Market Fit
●	Setting company technical vision and leading the company’s technological development
●	Developing strategic plans and setting timelines for evaluation, development, and deployment of all technical, web, and mobile services
●	Collaborating with department heads, including product, marketing, sales and operations as an advisor of all technologies involved with the company
●	Effectively resolve issues across engineering and product functions, embracing conflict, resolving issues, and solving problems in a practical and healthy manner.
●	Ensuring technology standards and best practices are met, and constantly identifying opportunities for web and mobile services
●	Monitoring web analytics and making recommendations that align with business goals
●	Supervising quality assurance processes, integration, and system tests
●	Establishing software development process and set objectives for the process
●	Build and lead a high performing team that lives by the company’s core values. The leader should demonstrate core values with passion, consistently
●	Create accountability within the company by developing appropriate metrics and performance expectations for their team
●	Maintaining network security with IT team and supervising workflow of IT department
●	Managing timeframes and budgets to deliver projects on time and under budget
●	Developing and implementing disaster and emergency recovery plans, and defining company standards for systems, equipment, and software
●	Sharing technological visions, opportunities, and risks company-wide, and studying current and new industry trends, technologies, and software development
●	Studying information processing systems to evaluate the effectiveness and make recommendations for improvement
●	Ensuring the company’s technological processes and service comply with all requirements, laws, and regulations
●	Maintain a customer-first focused organization, whereby we relentlessly obsess over Product Market Fit to focus on the right customer in the right markets.

EXHIBIT B

Stock Options

The Chief Technology Officer, will have the opportunity to participate in equity ownership via stock options. The terms will be defined in a separate Stock Agreement. Your stock option grant will vest according to the following vesting schedule:

●	53,750 shares exactly 365 days from your first day of employment.
●	1/36th of the remaining shares will vest per month for 36 months thereafter.

The eligibility of these shares will be defined in a separate Stock Option Award Agreement.